UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BIOLASE TECHNOLOGY, INC.
(Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

Filed by Biolase Technology, Inc. Pursuant to Rule 14a-6(b)
Under the Securities Exchange Act of 1934
Subject Company: Biolase Technology, Inc.
Commission File No.: 000-19627
This filing relates to the annual meeting of Biolase Technology, Inc. (the “Company”) and amends and supplements the related proxy statement filed by the Company with the Securities and Exchange Commission (the “SEC”) on Schedule 14A on April 1, 2010.
The Company has hired Georgeson Inc. (“Georgeson”) to assist it in soliciting proxies for its annual meeting, which is scheduled for May 5, 2010. The Company will bear the entire cost of its and Georgeson’s solicitations, including the payment of fees of approximately $10,000, plus reasonable expenses and other incremental charges, to Georgeson for their services. In addition to the solicitation of proxies by mail, the Company and Georgeson may request that banks, brokers, and other record holders send proxies and proxy materials to the beneficial owners of the Company’s common stock held by them and secure their voting instructions, if necessary. Those record holders will be reimbursed by the requesting party for their reasonable expenses in so doing. The Company may also use several of its executive officers and regular employees, who will not be specially compensated, to solicit proxies from its shareholders, either personally or by telephone, telegram, facsimile, special delivery letter, or by other electronic means.
The Company has filed a definitive proxy statement and other documents regarding the annual meeting with the SEC. The Company stockholders are urged to read the proxy statement and other relevant materials because they contain important information about the Company and the election of its directors. Investors may obtain a free copy of these materials and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.biolase.com or by sending a written request to the Company at Biolase Technology, Inc., 4 Cromwell, Irvine, CA 92618, attention: Investor Relations.